Exhibit 99(a)

News Release

For Immediate Release:	For More Information,
June 15, 2018	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend

Southern Pines, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.10 per share payable on July 25, 2018 to shareholders of record as of June 30, 2018. The $0.10 dividend rate is the same rate that was paid in the previous quarter and represents a 25% increase over the dividend rate of $0.08 paid in the comparable period of 2017.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 102 branches in North Carolina and South Carolina. First Bank also operates two mortgage loan production offices in the central region of North Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.